CONSENT OF KEVIN FRANCIS

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 16, 2011, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Kevin Francis, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “March 2010 reserve and resource updates: NovaGold press release” dated March 22, 2010 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED:  January 5, 2012

/s/  Kevin Francis
Name: Kevin Francis